Exhibit 99.1

AVX Corporation Announces Charge for Tantalum Material

MYRTLE BEACH, S.C. - - (BUSINESS WIRE) - - September 19, 2003 - -

AVX Corporation (NYSE: AVX)

AVX Announces Charge for Tantalum Material

During fiscal 2001, in order to reduce the risk of interruption in tantalum supplies, AVX entered into a long-term agreement for the supply of a portion of its anticipated annual tantalum material requirements. The Company values inventory at the lower of cost or market (realizable value).

The Company has determined, due to the current mix of tantalum components produced and decreased sales prices for such components, that the carrying value of its current inventory received under the supply agreement exceeds its realizable value. In addition, the Company has estimated that accruals are necessary for estimated losses in connection with the future commitment to purchase tantalum materials under the supply agreement.

Accordingly, an estimated $80 to $90 million charge will be recorded in cost of sales in the quarter ending September 30, 2003.

As previously disclosed, AVX filed a complaint on July 29, 2002 against Cabot Corporation in U.S. District Court for the Commonwealth of Massachusetts with respect to the supply agreement. Those claims are now pending in the Superior Court for the Commonwealth of Massachusetts. AVX claims unfair and deceptive trade practices by Cabot, breach of contract and other related matters. AVX is seeking injunctive relief, actual and treble damages in amounts to be determined at trial and attorneys' fees.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including information about management's view of AVX's future expectations, plans and prospects regarding the tantalum material adjustment within the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of AVX to be materially different than those expressed or implied in such statements. These risks and others are included from time to time in documents AVX files with the Securities and Exchange Commission, including but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks.

Contact:	AVX Corporation, Myrtle Beach
Kurt Cummings, 843/946-0691
finance@avxus.com